EXHIBIT 99.1

ZW Data Action Technologies Reports Second Quarter and First Half 2021 Unaudited Financial Results

BEIJING, Aug. 17, 2021 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added blockchain services provider serving enterprise clients, today announced its unaudited financial results for the three months and six months ended June 30, 2021.

Financial Highlights

  Second Quarter 2021 Revenue of $14.55 million, +39.7% YOY,

  First Half 2021 Revenue of $22.95 million, +55% YOY;

  Working capital of $10.62 million as of June 30, 2021, compared to $4.86 million as of December 31, 2020;

  Cash and cash equivalents of $11.75 million as of June 30, 2021, compared to $4.30 million as of December 31, 2020.

Second Quarter of 2021 Financial Results

Revenues

For the three months ended June 30, 2021, revenues increased by $4.14 million, or 39.7%, to $14.55 million from $10.42 million for the same period last year. The increase in revenues was primarily attributable to the increase in revenues from our Internet advertising and related services business segment, as a result of economic recovery from the COVID-19 outbreak since the second half of fiscal 2020.

Cost of revenues

Total cost of revenues increased by $4.65 million, or 46.0%, to $14.77 million for the three months ended June 30, 2021 from $10.12 million for the same period last year. The increase in cost of revenues was primary attributable to the increase in costs associated with distribution of the right to use search engine marketing service we purchased from key search engines during the periods, which were in line with the increase in the related revenues.

Gross profit (loss) and gross profit (loss) margin

Gross loss was $0.22 million for the three months ended June 30, 2021, compared to a gross profit of $0.30 million for the same period last year, which was primarily due to the negative gross margin rate incurred by our main stream of service revenues. Gross loss margin was 1.5% for the three months ended June 30, 2021, compared to a gross profit margin of 2.9% for the same period last year.

Operating expenses

Sales and marketing expenses was $0.07 million for the three months ended June 30, 2021, compared to $0.07 million for the same period last year.

General and administrative expenses increased by $6.77 million, or 597.8%, to $7.90 million for the three months ended June 30, 2021 from $1.13 million for the same period last year. The increase in general and administrative expenses was mainly attributable to the increase in share-based compensation expenses and general departmental expenses, which was partially offset by the decrease in allowance for doubtful accounts.

Research and development expenses decreased by $0.03 million, or 23.3%, to $0.09 million for the three months ended June 30, 2021 from $0.12 million for the same period last year. The decrease in research and development expenses was mainly attributable to a decrease in number of staff in our research and development department.

Operating loss

Loss from operations was $8.28 million for the three months ended June 30, 2021, compared to $1.02 million for the same period last year. Operating loss margin was 56.9% for the three months ended June 30, 2021, compared to 9.8% for the same period last year.

Other income, net

Total other income increased to $4.61 million for the three months ended June 30, 2021, compared to $0.04 million for the same period last year, which was primarily attributable to the increase in gain from change in fair value of warrant liabilities.

Net loss attributable to CNET and loss per share

Net loss attributable to CNET was $3.65 million, or loss per share of $0.11, for the three months ended June 30, 2021, compared to net loss attributable to CNET of $0.97 million, or loss per share of $0.04, for the same period last year.

First Half 2021 Financial Results

Revenues

For the first half of 2021, revenues increased by $8.15 million, or 55.0%, to $22.95 million from $14.80 million for the same period last year. The increase in revenues was primarily attributable to the increase in revenues from our Internet advertising and related services business segment, as a result of economic recovery from the COVID-19 outbreak since the second half of fiscal 2020.

Cost of revenues

For the first half of 2021, cost of revenues increased by $10.28 million, or 75.6%, to $23.88 million from $13.60 million for the same period last year. The increase in cost of revenues was primary attributable to the increase in costs associated with distribution of the right to use search engine marketing service we purchased from key search engines during the periods, which were in line with the increase in the related revenues.

Gross profit (loss) and gross profit (loss) margin

Gross loss was $0.94 million for the first half of 2021, compared to a gross profit of $1.20 million for the same period last year, which was primarily due to the negative gross margin rate incurred by our main stream of service revenues.

Overall gross loss margin was 4.1% for first half of 2021, compared to gross profit margin of 8.1% for the first half of 2020.

Operating expenses

Sales and marketing expenses decreased by $0.13 million, or 57.0%, to $0.10 million for the first half of 2021 from $0.24 million for the same period last year. The decrease in sales and marketing expenses was mainly attributable to the decrease in share-based compensation expenses, related to restricted shares granted and issued to our sales staff during the first fiscal quarter of last year.

General and administrative expenses increased by $4.97 million, or 126.5%, to $8.90 million for the first half of 2021 from $3.93 million for the same period last year. The increase in general and administrative expenses was mainly attributable to the increase in share-based compensation expenses and general office administrative expense, which was partially offset by the decrease in allowance for doubtful accounts.

Research and development expenses decreased by $0.17 million, or 50.6%, to $0.16 million for the first half of 2021 from $0.33 million for the same period last year. The decrease in research and development expenses was primarily due to the decrease in share-based compensation expenses, related to restricted shares granted and issued to our research and development staff during the first fiscal quarter of last year.

Operating loss

Loss from operations increased by $6.80 million, or 206.3%, to $10.09 million for the first half of 2021 from $3.30 million for the same period last year. Operating loss margin was 44.0% for the first half of 2021, compared to 22.3% for the same period last year.

Other income (expense), net

Total other income increased to $7.10 million for the first half of 2021, compared to $0.08 million for the same period last year, which was primarily due to the increase in gain from change in fair value of warrant liabilities.

Net loss attributable to CNET and loss per share

As a result of the foregoing, net loss attributable to CNET was $2.96 million, or net loss per share of $0.10, for the first half of 2021, compared to net loss attributable to CNET of $3.28 million, or net loss per share of $0.16, for the same period last year.

Financial Condition

As of June 30, 2021, the Company had cash and cash equivalents of $11.75 million, compared to $4.30 million as of December 31, 2020. Accounts receivable, net was $3.71 million as of June 30, 2021, compared to $2.41 million as of December 31, 2020. Working capital was $10.62 million as of June 30, 2021, compared to $4.86 million as of December 31, 2020.

Net cash used in operating activities was $5.33 million for the six months ended June 30, 2021, compared to a net cash provided by operating activities of $1.17 million for the same period last year. Net cash used in investing activities was $4.36 million for the six months ended June 30, 2021, compared to $1.27 million for the same period last year. Net cash provided by financing activities was $17.11 million for the six months ended June 30, 2021, compared to a net cash used in financing activities of $0.43 million for the same period last year.

Recent Developments

During the first half of 2021, the Company continued the development of the combination of blockchain technology and the practical operation of small and medium-sized enterprises (the “SMEs”). Through upgrading the Bo!News application, the Company aims at binding franchisees and enterprises, and providing digitalized franchise management system for the SMEs in a more efficient, accessible and trustable manner. The Company plans to launch the upgraded Bo!News application by the end of the third fiscal quarter.

Meanwhile, the Company expects to officially launched the blockchain SaaS services for the SMEs’ smart retail business by the end of 2021, which consist of membership management, payment management and Non-Fungible Token (“NFT”) management services.

Furthermore, cooperating with strategic partners, the Company expects to focus on applying the NFT technology into more application scenarios, including but not limited to, IP operation and e-sports and games operation, etc.

About ZW Data Action Technologies Inc.

ZW Data Action Technologies Inc. is a holding company that conducts its primary businesses through its People’s Republic of China subsidiaries and operating entities (the “VIEs”). Through its PRC operating subsidiaries and VIEs, ZW Data Action Technologies primarily offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, ZW Data Action Technologies delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. ZW Data Action Technologies also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for clients. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc. current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except for number of shares and per share data)

	June 30, 2021	December 31, 2020
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents *	$11,752	$4,297
Accounts receivable, net of allowance for doubtful accounts of $2,207 and
$4,247, respectively *	3,707	2,407
Prepayment and deposit to suppliers *	8,035	4,657
Due from related parties *	104	61
Other current assets *	462	1,462
Total current assets	24,060	12,884

Long-term investments *	450	67
Operating lease right-of-use assets *	2,107	48
Property and equipment, net *	116	60
Intangible assets, net *	3,438	2,557
Blockchain platform applications development costs	4,409	4,406
Long-term deposits and prepayments *	1,716	39
Deferred tax assets, net *	652	606
Total Assets	$36,948	$20,667

Liabilities and Equity
Current liabilities:
Accounts payable *	$1,015	$608
Advance from customers *	1,539	1,436
Accrued payroll and other accruals *	280	489
Taxes payable *	3,408	3,430
Operating lease liabilities *	187	18
Lease payment liability related to short-term leases *	151	203
Other current liabilities *	267	333
Warrant liabilities	6,597	1,505
Total current liabilities	13,444	8,022

Long-term liabilities:
Operating lease liabilities-Non current *	1,979	32
Long-term borrowing from a director	135	134
Total Liabilities	15,558	8,188

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 35,290,650 shares and 26,062,915 shares at June 30, 2021 and
December 31, 2020, respectively)	35	26
Additional paid-in capital	61,656	49,772
Statutory reserves	2,598	2,598
Accumulated deficit	(43,941)	(40,980)
Accumulated other comprehensive income	1,107	1,129
Total ZW Data Action Technologies Inc.’s stockholders’ equity	21,455	12,545

Noncontrolling interests	(65)	(66)
Total equity	21,390	12,479

Total Liabilities and Equity	$36,948	$20,667

*All of the VIEs' assets can be used to settle obligations of their primary beneficiary. Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except for number of shares and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2021	2020	2021	2020
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$22,947	$14,786	$14,551	$10,415
From a related party	-	14	-	1
Total revenues	22,947	14,800	14,551	10,416
Cost of revenues	23,882	13,603	14,769	10,118
Gross (loss)/profit	(935)	1,197	(218)	298

Operating expenses
Sales and marketing expenses	101	235	73	70
General and administrative expenses	8,895	3,928	7,899	1,132
Research and development expenses	163	330	89	116
Total operating expenses	9,159	4,493	8,061	1,318

Loss from operations	(10,094)	(3,296)	(8,279)	(1,020)

Other income/(expenses)
Interest income/(expense), net	2	(1)	1	-
Other income/(expenses), net	302	17	326	18
Loss on disposal of long-term investments	(38)	-	(38)	-
Change in fair value of warrant liabilities	6,829	68	4,322	22
Total other income	7,095	84	4,611	40

Loss before income tax benefit/(expense) and noncontrolling interests	(2,999)	(3,212)	(3,668)	(980)
Income tax benefit/(expense)	40	(68)	22	10
Net loss	(2,959)	(3,280)	(3,646)	(970)
Net (income)/loss attributable to noncontrolling interests	(2)	2	-	2
Net loss attributable to ZW Data Action Technologies Inc.	$(2,961)	$(3,278)	$(3,646)	$(968)

Net loss	$(2,959)	$(3,280)	$(3,646)	$(970)
Foreign currency translation (loss)/gain	(23)	68	(4)	(4)
Comprehensive loss	$(2,982)	$(3,212)	$(3,650)	$(974)
Comprehensive (income)/loss attributable to noncontrolling interests	(1)	1	1	2
Comprehensive loss attributable to ZW Data Action Technologies Inc.	$(2,983)	$(3,211)	$(3,649)	$(972)

Loss per share
Loss per common share
Basic and diluted	$(0.10)	$(0.16)	$(0.11)	$(0.04)

Weighted average number of common shares outstanding:
Basic and diluted	30,727,546	21,044,666	32,925,488	21,691,926

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Six Months Ended June 30,
	2021		2020
	(US $)		(US $)
	(Unaudited)		(Unaudited)
Cash flows from operating activities
Net loss	$(2,959)		$(3,280)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities
Depreciation and amortization	282		415
Amortization of operating lease right-of-use assets	92	-	5
Share-based compensation expenses	6,857		1,987
Provision for allowances for doubtful accounts	-		747
Loss on disposal of long-term investments	38		-
Deferred taxes	(40)		11
Change in fair value of warrant liabilities	(6,829)		(68)
Changes in operating assets and liabilities
Accounts receivable	(1,284)		(38)
Prepayment and deposit to suppliers	(980)		2,090
Due from related parties	-		28
Other current assets	8		(3)
Long-term deposits and prepayments	(554)		(750)
Accounts payable	403		(9)
Advance from customers	89		(362)
Accrued payroll and other accruals	(197)		(57)
Other current liabilities	(123)		326
Taxes payable	(49)		89
Lease payment liability related to short-term leases	(54)		43
Operating lease liabilities	(31)		(9)
Net cash (used in)/provided by operating activities	(5,331)		1,165

Cash flows from investing activities
Payment for leasehold improvements and purchase of vehicles, furniture and office equipment	(221)		-
Cash effect of deconsolidation of VIEs’ subsidiaries	(8)		-
Investments and advances to ownership investee entities	(463)		(27)
Short-term loan to an unrelated party	(312)		(944)
Repayment of short-term loan from an unrelated party	1,303		-
Payment for purchase of software technologies	(1,160)		-
Deposit and prepayment paid for contracts of other investing activities	(3,500)		-
Payment for blockchain platform applications development costs	-		(302)
Net cash used in investing activities	(4,361)		(1,273)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$1,600)	17,111	-
Repayment of short-term bank loan	-	(427)
Net cash provided by/(used in) financing activities	17,111	(427)

Effect of exchange rate fluctuation on cash and cash equivalents	36	(13)

Net increase/(decrease) in cash and cash equivalents	7,455	(548)

Cash and cash equivalents at beginning of the period	4,297	1,603
Cash and cash equivalents at end of the period	$11,752	$1,055